GT Advanced Technologies Provides Update on Recent Fire at Former Sapphire Manufacturing Plant in Mesa, Arizona MERRIMACK, N.H. – June 1, 2015 – GT Advanced Technologies Inc., (OTC: GTATQ), today provided an update on the recent fire that occurred at the company’s former sapphire manufacturing facility located in Mesa, Arizona, which GT leases from Apple. The fire, which occurred on Tuesday, May 26 at approximately 11:00 am local time, was quickly extinguished by local fire fighters after arriving at the facility. At the time of the fire, there were approximately 50 workers from several companies, including GT, all of whom vacated the facility safely and without injury. The fire occurred in the area of the solar array located on the roof of the building directly above the loading dock. Damage to the roof allowed water to enter the facility but was limited to a portion of the 1.3 million square foot building. Smoke also entered and spread throughout the building. GT is in the process of assessing any damage that may have occurred to the equipment located in the building, which includes 2,135 ASF sapphire furnaces, with a view to determining whether the company may have incurred a material loss. About GT Advanced Technologies Inc. GT Advanced Technologies Inc. is a leading diversified technology company producing advanced materials and innovative crystal growth equipment for the global consumer electronics, power electronics, solar and LED industries. Its technical innovations accelerate the use of advanced materials, enabling a new generation of products across this diversified set of global markets. For additional information about GT Advanced Technologies, please visit www.gtat.com. # # # Contact: GT Advanced Technologies Jeff Nestel-Patt jeff.nestelpatt@gtat.com (603) 204-2883